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                                                                     EXHIBIT 5.1

E-Mail:  ttalley@thacherproffitt.com

                                               July 2, 1999



IXnet, Inc.
Wall Street Plaza
88 Pine Street
New York, New York  10005


               Re:  Registration Statement
                    on Form S-1 (No. 333-79079)
                    ---------------------------

Ladies and Gentlemen:

        We have acted as counsel to IXnet, Inc., a Delaware corporation ("IXnet"), in connection with the preparation and filing by IXnet with the Securities and Exchange Commission (the "Commission") of a registration statement on Form S-1 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 8,625,000 shares of IXnet's common stock, par value $.01 per share (the "Shares"). In rendering the opinion set forth below, we do not express any opinion concerning law other than the federal law of the United States and the corporate law of the State of Delaware.

        We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments, and have examined such matters of law, as we have deemed necessary or advisable for purposes of rendering the opinion set forth below. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies. In making our examination of any documents, we have assumed that all parties, other than IXnet, had the corporate power and authority to enter into and perform all obligations thereunder, and, as to such parties, we have also assumed the due authorization by all requisite action, the due execution and delivery of such documents and the validity and binding effect and enforceability thereof.
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        Based on the foregoing, we are of the opinion that, upon effectiveness of the Registration Statement and the issuance and sale of the Shares as described in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

        In rendering the opinion set forth above, we have not passed upon and do not purport to pass upon the application of "doing business" or securities or "blue-sky" laws of any jurisdiction (except federal securities laws).

        This opinion is given solely for the benefit of IXnet and investors who purchase Shares pursuant to the Registration Statement and may not be relied upon by any other person or entity, nor quoted in whole or in part, or otherwise referred to in any document without our express written consent.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the prospectus that is part of such Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                               Very truly yours,

                               THACHER PROFFITT & WOOD


                               By: /s/  THOMAS N. TALLEY

                                   Thomas N. Talley